EXHIBIT 23.30

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2006, relating to the financial statements and financial statement schedule of Dollar Thrifty Automotive Group, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Dollar Thrifty Automotive Group, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

August 14, 2006